Exhibit D2
SCHEDULE A
as last revised May 25, 2011
to the
ADVISORY AGREEMENT
dated August 1, 2010 between
RYDEX ETF TRUST
and
SECURITY INVESTORS, LLC
(formerly, Rydex Advisors II, LLC and PADCO Advisors II, Inc.)
The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate*	Launch Date
Rydex S&P Equal Weight ETF	0.40%	04-24-2003
Rydex Russell Top 50® ETF	0.20%	05-04-2005
Rydex S&P 500 Pure Growth ETF	0.35%	03-01-2006
Rydex S&P 500 Pure Value ETF	0.35%	03-01-2006
Rydex S&P MidCap 400 Pure Growth ETF	0.35%	03-01-2006
Rydex S&P MidCap 400 Pure Value ETF	0.35%	03-01-2006
Rydex S&P SmallCap 600 Pure Growth ETF	0.35%	03-01-2006
Rydex S&P SmallCap 600 Pure Value ETF	0.35%	03-01-2006
Rydex S&P Equal Weight Consumer Discretionary ETF	0.50%	11-02-2006
Rydex S&P Equal Weight Consumer Staples ETF	0.50%	11-02-2006
Rydex S&P Equal Weight Energy ETF	0.50%	11-02-2006
Rydex S&P Equal Weight Financials ETF	0.50%	11-02-2006
Rydex S&P Equal Weight Health Care ETF	0.50%	11-02-2006
Rydex S&P Equal Weight Industrials ETF	0.50%	11-02-2006
Rydex S&P Equal Weight Materials ETF	0.50%	11-02-2006
Rydex S&P Equal Weight Technology ETF	0.50%	11-02-2006
Rydex S&P Equal Weight Utilities ETF	0.50%	11-02-2006
Rydex 2x S&P 500 ETF	0.70%	11-05-2007
Rydex Russell MidCap Equal Weight ETF	0.40%	11-29-10
Rydex Russell 1000® Equal Weight ETF	0.40%	11-29-10
Rydex Russell 2000® Equal Weight ETF	0.40%	11-29-10
Rydex MSCI EAFE Equal Weight ETF	0.55%	11-29-10
Rydex MSCI Emerging Markets Equal Weight ETF	0.70%	11-29-10
Rydex MSCI ACWI Equal Weight ETF	0.20%	**
Rydex Russell BRIC Equal Weight ETF	0.55%	**
Rydex Russell Greater China Large Cap Equal Weight ETF	0.55%	**
Rydex S&P MidCap 400 Equal Weight ETF	0.40%	**
Rydex S&P SmallCap 600 Equal Weight ETF	0.40%	**

*	With respect to the ETFs launched after August 27, 2007, as noted in the table above, the Adviser agrees to pay all expenses incurred by the Trust, except for interest, taxes, brokerage commissions, and other expenses incurred in placing orders for the purchase and sale of securities and other investment

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instruments, expenses of the Independent Trustees (including any Trustee’s counsel fees), extraordinary expenses, and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act.

**	Denotes ETFs that have not yet commenced operations.

***	Denotes ETFs that have not yet been registered with the SEC.
Additions are noted in bold

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